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EXHIBIT 99.1

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

        I consent to the use of my name as a director nominee in the section entitled "Proposal One—Election of Directors" and such other related sections in the proxy statement to be filed by Aviza Technology, Inc. in connection with the 2007 Annual Meeting of Stockholders.

Dated: December 15, 2006

/s/ C. RICHARD NEELY, JR. C. Richard Neely, Jr.

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CONSENT TO BE NAMED AS A DIRECTOR NOMINEE